Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VIOQUEST PHARMACEUTICALS, INC.,
GREENWICH THERAPEUTICS, INC.
AND
VQ ACQUISITION CORP.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 1, 2005, among VioQuest Pharmaceuticals, Inc., a Minnesota corporation (“Parent”), Greenwich Therapeutics, Inc., a Delaware corporation (“Greenwich”) and VQ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“VQ Merger Sub”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Minnesota Business Corporation Act (“MBCA”), Parent, Greenwich and VQ Merger Sub intend to enter into a business combination transaction.

B. Lindsay A. Rosenwald, M.D., and certain trusts established for the benefit of Dr. Rosenwald collectively own approximately 48 percent of the outstanding capital stock of Greenwich and substantially all of the remaining capital stock of Greenwich is owned by employees of Paramount BioCapital, Inc., a corporation owned and controlled by Dr. Rosenwald. In addition, Dr. Rosenwald, together with such trusts, beneficially owns approximately 16 percent of the outstanding common stock of Parent.

C. The Board of Directors of Greenwich (i) has determined that the Merger (as defined in Section 1.1 below) is consistent with and in furtherance of the long-term business strategy of Greenwich and fair to, and in the best interests of, Greenwich and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the stockholders of Greenwich adopt this Agreement.

D. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has approved the issuance of the Merger Consideration (as defined below) pursuant to the Merger.

E. The Board of Directors of VQ Merger Sub (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of VQ Merger Sub, respectively, and fair to and in the best interests of, VQ Merger Sub and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the sole stockholder of VQ Merger Sub adopt this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

THE MERGER

I.1  The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, VQ Merger Sub shall be merged with and into Greenwich (the “Merger”), the separate corporate existence of VQ Merger Sub shall cease and Greenwich shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Greenwich Surviving Corporation.”

I.2  Effective Time. Unless this Agreement is earlier terminated pursuant to ARTICLE VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Greenwich, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in ARTICLE VI hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the times at which the Merger has become fully effective (or such later time as may be agreed in writing by Greenwich and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

I.3  Effect of the Merger.

(a)  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Greenwich and VQ Merger Sub shall vest in the Greenwich Surviving Corporation, and all debts, liabilities and duties of Greenwich and VQ Merger Sub shall become the debts, liabilities and duties of the Greenwich Surviving Corporation.

(b)  Prior to or at the Effective Time, the properties and assets of VQ Merger Sub will be free and clear of any and all encumbrances, charges, claims equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), other than those Encumbrances set forth in the Parent Financials or, as to Parent, which would not reasonably be expected to have a Parent Material Adverse Effect (as defined below).

(c)  Prior to or at the Effective Time, the properties and assets of Greenwich will be free and clear of any and all Encumbrances, other than those Encumbrances set forth in the Greenwich Financials or which would not reasonably be expected to have a Greenwich Material Adverse Effect (as defined below).

I.4  Certificates of Incorporation; Bylaws.

(a)  At the Effective Time, the certificate of incorporation of VQ Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Greenwich Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the DGCL and the terms of such certificate of incorporation.

(b)  The Bylaws of VQ Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Greenwich Surviving Corporation at and after the Effective Time, until thereafter amended in accordance with the DGCL and the terms of certificate of incorporation of the Greenwich Surviving Corporation and such bylaws.

I.5  Greenwich Directors and Officers.

(a)  The directors of VQ Merger Sub immediately prior to the Effective Time shall be the directors of the Greenwich Surviving Corporation at and after the Effective Time, each to hold the office of a director of the Greenwich Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Greenwich Surviving Corporation until their successors are duly elected and qualified.

(b)  The officers of VQ Merger Sub immediately prior to the Effective Time shall be the officers of the Greenwich Surviving Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Greenwich Surviving Corporation.

I.6  Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Greenwich and VQ Merger Sub or the holders of any of the following securities, the following shall occur:

(a)  Capital Stock of VQ Merger Sub. Each issued and outstanding share of capital stock of VQ Merger Sub shall be automatically converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Conversion of Greenwich Capital Stock. Each share of common stock, par value $0.001 per share, of Greenwich (the “Greenwich Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares (as defined below)) will be automatically converted (subject to the terms hereof, including Sections 1.6(c), 1.6(e) and 1.6(f)) into a number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (as defined below). In addition, holders of Greenwich Common Stock will receive on a pro rata basis warrants to purchase an aggregate of 4,000,000 shares of Parent Common Stock (the “Warrants,” and together with the aggregate shares of Parent Common Stock referred to in the preceding sentence, the “Merger Consideration”), with a per warrant exercise price of $1.41 and otherwise substantially in the form attached hereto as Annex I. If any shares of Greenwich Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Greenwich, then the shares of Parent Common Stock issued in exchange for such shares of Greenwich Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The term “Exchange Ratio” shall mean the quotient resulting from dividing (A) the product resulting from multiplying the Merger Ratio (as defined below) by the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares issued in connection with the Offering, by (B) the number of shares of Greenwich Common Stock issued and outstanding immediately prior to the Effective Time on a fully diluted basis. The term “Merger Ratio” shall mean the quotient resulting from dividing 49 percent by 51 percent.

(c)  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Greenwich Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 1.6(b), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into Merger Consideration as provided in Section 1.6(b).

(d)  Greenwich Stock Options. There are not currently, and at the Effective Time, there will not be, any outstanding options or other rights to acquire any shares of Greenwich Common Stock.

(e)  Adjustments to Merger Consideration. Except as described in Section 1.8, the Merger Consideration shall be adjusted, if necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Greenwich Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Greenwich Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(f)  Escrow of Merger Consideration. On the Closing Date, Parent shall deposit into escrow with a bank or other financial institution to be mutually agreed to by the parties to serve as escrow agent (the “Escrow Agent”) under the Escrow Agreement to be entered into among the parties hereto and such Escrow Agent, substantially in the form attached hereto as Annex II (the “Escrow Agreement”), fifty percent (50%) of the Parent Common Stock and the Warrants comprising the Merger Consideration (the “Escrowed Securities”). The Escrowed Securities shall be released from escrow in accordance with the terms and provisions of the Escrow Agreement.

(g)  Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with 0.5 being rounded up).

1.7 Surrender of Certificates.

(a) Parent to Provide Common Stock. Except for the Escrowed Shares, promptly after the Effective Time, Parent shall make available in accordance with this ARTICLE I, the shares of Parent Common Stock issuable pursuant to Section 1.6(b) in exchange for outstanding shares of Greenwich Common Stock.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall mail, or cause the transfer agent and registrar for the Parent Common Stock to mail, to each holder of record as of the Effective Time of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Greenwich Common Stock (the “Certificates”) (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and Warrants pursuant to Section 1.6(b). Upon surrender of Certificates for cancellation to the Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock and Warrants into which their shares of Greenwich Common Stock were converted pursuant to Section 1.6(b), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock and Warrants into which such shares of Greenwich Common Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the articles or certificate of incorporation or bylaws of Parent or under the DGCL).

(c) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Parent nor the Greenwich Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Greenwich Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)  Withholding of Tax. Parent or Parent’s transfer agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Greenwich Common Stock such amounts as Parent (or any affiliate thereof) or Parent’s transfer agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent (or any affiliate thereof) or Parent’s transfer agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Greenwich Common Stock in respect of whom such deduction and withholding was made by Parent (or any affiliate thereof) or Parent’s transfer agent.

1.8 No Further Ownership Rights in Greenwich Common Stock. All shares of Parent Common Stock and Warrants issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Greenwich Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of Greenwich Surviving Corporation of shares of Greenwich Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Greenwich Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Greenwich Common Stock represented by such Certificates were converted pursuant to Section 1.6(b); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct or otherwise provide indemnity against any claim that may be made against Parent or Greenwich Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party's books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Greenwich Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Greenwich and VQ Merger Sub, the officers and directors of Parent and the Greenwich Surviving Corporation shall be fully authorized (in the name of VQ Merger Sub, Greenwich and otherwise) to take all such necessary action.

1.12 Restrictions on Transfer; Legends. Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing Merger Consideration, substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GREENWICH

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Parent by Greenwich on or prior to entering into this Agreement and incorporated herein by this reference (the “Greenwich Schedule”), Greenwich hereby represents and warrants to Parent and VQ Merger Sub that:

2.1 Organization of Greenwich.

(a) Greenwich is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Greenwich Material Adverse Effect. As used in this Agreement, the term “Greenwich Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Greenwich, or on the ability of the Greenwich to consummate the transactions contemplated by this Agreement; it being understood, however, that Greenwich's continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Greenwich Material Adverse Effect.

(b) Greenwich has no subsidiaries.

(d) Greenwich has delivered or made available to Parent a true and correct copy of the certificate of incorporation and bylaws of Greenwich, each as amended to date (the “Greenwich Charter Documents”), and each such instrument is in full force and effect. Greenwich is not in violation of any of the provisions of the Greenwich Charter Documents.

2.2 Greenwich Capital Structure. The authorized capital stock of Greenwich consists of 25,000,000 shares of Common Stock, par value $0.001 per share, of which there are 4,000,000 shares issued and outstanding as of the date hereof and 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding as of the date hereof. All outstanding shares of Greenwich Common Stock are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Greenwich Charter Documents, or any agreement or document to which Greenwich is a party or by which it is bound.

2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2 of the Greenwich Schedule, there are no equity securities, partnership interests or similar ownership interests, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding, with respect to Greenwich. Except as set forth in Section 2.2 of the Greenwich Schedule, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Greenwich is a party or by which it is bound obligating Greenwich to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Greenwich or obligating Greenwich to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Greenwich there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Greenwich.

2.4 Authority.

(a) Greenwich has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Greenwich, subject only to the adoption of this Agreement by Greenwich's stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Greenwich Common Stock is required for Greenwich's stockholders to approve and adopt this Agreement and approve the Merger. No “control share acquisition”, state takeover statute or similar statute or regulation applies or purports to apply to Greenwich with respect to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by Greenwich and, assuming the due authorization, execution and delivery by Parent and VQ Merger Sub, constitutes the valid and binding obligation of Greenwich, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by Greenwich does not, and the performance of this Agreement by Greenwich will not (i) conflict with or violate the Greenwich Charter Documents, (ii) subject to compliance with the requirements set forth in Section 2.4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Greenwich or by which its or any of its respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Greenwich's rights or alter the rights or obligations of any third party under, or to Greenwich's knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Greenwich pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Greenwich is a party or by which Greenwich or its or any of its respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Greenwich Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent Greenwich from performing its obligations under this Agreement in any material respect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required by or with respect to Greenwich in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Greenwich Material Adverse Effect.

2.5 Greenwich Financial Statements. Prior to the Effective Time, Greenwich shall provide to Parent, an audited balance sheet of Greenwich as of December 31, 2004 (the “Greenwich Balance Sheet”), together with the related statements of income and cash flows for the year ended December 31, 2004 (the “Greenwich Financial Statements”). Each of the Greenwich Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents and will fairly present the financial position of Greenwich as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated. Except as disclosed in the Greenwich Financial Statements, Greenwich does not have any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Greenwich, except Liabilities incurred since the date of the Greenwich Financial Statements in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Greenwich Material Adverse Effect. For purposes hereof, “Liabilities” shall mean any and all liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute or contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise.

2.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the Greenwich Balance Sheet, Greenwich has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a Greenwich Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Greenwich, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Greenwich, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Greenwich in accounting principles, practices or methods. Since the date of the Greenwich Balance Sheet, there has not been any increase in the compensation payable or that could become payable by Greenwich to officers or key employees or any amendment of the Greenwich Option Plan other than increases or amendments in the ordinary course of business or (y) as required by any relevant employment agreement, option agreement or (z) which, individually or in the aggregate, would not reasonably be expected to have a Greenwich Material Adverse Effect.

2.7 Taxes.

(a) For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or Liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers' compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any Governmental Entity including all decisions of any court having the effect of law), and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b) Greenwich has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). Between the date of the Greenwich Balance Sheet and the Closing Date, Greenwich has not incurred (or will not incur) a Tax Liability other than a Tax Liability in the ordinary course of business and in accordance with past custom and practice. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Greenwich Financial Statements and the Greenwich Balance Sheet and, to Greenwich's knowledge, there are no material unresolved questions or claims concerning Greenwich's Tax Liability. Greenwich's Tax Returns have not been reviewed or audited by any Taxing Authority, and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Greenwich that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Greenwich.

(c) Greenwich has no outstanding agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(d) Greenwich is not a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) Greenwich shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(f) Neither Greenwich nor any of its affiliates has made, with respect to Greenwich, any consent under Section 341 of the Code; no property of Greenwich is “tax exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of Greenwich is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(g) Greenwich has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(h) The net operating losses (“NOLs”) of Greenwich are not, as of the date hereof, subject to Sections 382 or 269 of the Code, Regulations Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Greenwich.

(i) Greenwich is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(j) As of the date hereof, to the knowledge of Greenwich, Greenwich has not taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(k) Any deficiency resulting from any audit or examination relating to Taxes of Greenwich by any Taxing Authority has been timely paid.

(l) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Greenwich.

2.8 Patents and Trademarks.

(a)  Greenwich owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of its business as presently conducted. To Greenwich’s knowledge, except as set forth in Section 2.8 of the Greenwich Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations and Encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights, (iii) the use of all such intellectual property by Greenwich does not infringe or violate the intellectual property rights of any person or entity, and (iv) Greenwich has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. Greenwich has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

(b)  Section 2.8 of the Greenwich Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Greenwich’s intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)) and (ii) all intellectual property that Greenwich uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

(c)  Greenwich has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

2.9 Compliance; Permits; Restrictions.

(a) Greenwich is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Greenwich or by which its or any of its respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Greenwich is a party or by which Greenwich or its or any of its properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Greenwich Material Adverse Effect. To the knowledge of Greenwich, no investigation or review by any Governmental Entity is pending or threatened against Greenwich, nor has any Governmental Entity indicated in writing an intention to conduct the same other than those which would not reasonably be expected to have a Greenwich Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Greenwich which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Greenwich, any acquisition of material property by Greenwich or the conduct of business by Greenwich as currently conducted.

(b) Greenwich holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of its business except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Greenwich Material Adverse Effect (collectively, the “Greenwich Permits”). Greenwich is in compliance in all material respects with the terms of the Greenwich Permits.

2.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Greenwich or as to which Greenwich has received any written notice of assertion nor, to Greenwich's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Greenwich seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Greenwich Material Adverse Effect.

2.11 Brokers' and Finders' Fees. Greenwich has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Greenwich.

2.12 Labor Agreements and Actions; Employee Benefit Plans.

(a) Greenwich is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Greenwich, has sought to represent any of the employees, representatives, or agents of Greenwich. There is no strike or other labor dispute involving Greenwich pending or, to the knowledge of Greenwich, threatened, nor is Greenwich aware of any labor organization activity involving its employees.

(b) Greenwich has not and does not sponsor, maintain, contribute to, or is required to contribute to, or has any Liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding for any current or former employee or any current or former director or consultant of Greenwich, or of any trade or business, whether or not incorporated, that together with Greenwich would be deemed a “single employer” within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the rules and regulations promulgated thereunder, except those that may be terminated without penalty on thirty (30) days notice.

(c) Greenwich has never represented, promised or contracted (whether in oral or written form) to or with any employee(s) that such employee(s) would be provided with retiree health or life benefits.

(d) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Greenwich or its subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any cash or equity compensation or benefit plan maintained by Greenwich or any subsidiary or any agreement between Greenwich or any subsidiary and any employee or director of Greenwich or a subsidiary or (z) result in any breach or violation of, or a default under, any such plans or agreements.

(e) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Greenwich, who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), under any employment arrangement or cash or equity compensation or benefit plan maintained by Greenwich or a subsidiary would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

2.13 Absence of Encumbrances. Greenwich has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except (i) as reflected in the Greenwich Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and Encumbrances, if any, which would not be reasonably expected to have a Greenwich Material Adverse Effect.

2.14 Environmental Matters.

(a) Hazardous Materials Activities. To its knowledge, except as would not reasonably be likely to result in a material Liability to Greenwich (in any individual case or in the aggregate), (i) Greenwich has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to pollutants, contaminants, hazardous wastes, or any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) and (ii) Greenwich has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”), in either case, in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Greenwich's knowledge, threatened against Greenwich concerning (i) any Greenwich Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Greenwich. Greenwich is not aware of any fact or circumstance which could reasonably involve Greenwich in any environmental litigation or impose upon Greenwich any Liability related to Hazardous Materials or Hazardous Materials Activity.

(c) Compliance with Environmental Laws. Each of Greenwich and its predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

2.15 Agreements.

(a) Section 2.15(a) of the Greenwich Schedule lists all written agreements between Greenwich and any of its officers, directors, employees or stockholders or any affiliate thereof.

(b) Section 2.15(b) of the Greenwich Schedule lists all written agreements to which Greenwich is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, Greenwich in excess of $25,000, (ii) are material to the conduct and operations of Greenwich's business or properties (including, without limitation, the license of any intellectual property to or from Greenwich), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of Greenwich's products or services, (iv) relate to the employment or compensation of any employee or consultant, (v) are of duration of six months or more and not cancelable without penalty by Greenwich on 30 days or less notice or (vi) relate to the sale, lease, pledge or other disposition of any material assets of or to Greenwich.

(c) Neither Greenwich, nor to Greenwich's knowledge any other party to a Greenwich Contract (as defined below), is in breach, violation or default under, and Greenwich has not been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Greenwich is a party or by which it is bound that are required to be disclosed in Sections 2.15(a) or 2.15(b) of the Greenwich Schedule (any such agreement, contract or commitment, a “Greenwich Contract”) in such a manner as would permit any other party to cancel or terminate any such Greenwich Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Greenwich Contracts are legal, valid, binding and enforceable and in full force and effect with respect to Greenwich and, to Greenwich’s knowledge, with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Greenwich Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Greenwich has not been notified that any party to any of the Greenwich Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of Greenwich Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is Greenwich aware of any intention by any party to any Greenwich Contract to effect any of the foregoing.

2.16 Board Approval. The Board of Directors of Greenwich has, as of or prior to the date of this Agreement, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger and the transactions contemplated thereby are fair to and in the best interests of Greenwich and its stockholders, (iii) recommending that that the stockholders of Greenwich adopt this Agreement and (iv) declaring that this Agreement and the Merger are advisable.

2.17 Regulatory Compliance.

(a) Neither Greenwich nor any officer, employee, agent or affiliate of Greenwich has made any untrue statement of a material fact or fraudulent statement to the U. S. Food and Drug Administration (“FDA”) or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Greenwich nor any officer, employee, agent or affiliate of Greenwich has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

(b) Greenwich has not received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by Greenwich, or enter into a consent decree or permanent injunction with Greenwich which would have a Greenwich Material Adverse Effect.

(c) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials conducted or being conduced by Greenwich.

(d) Greenwich has provided or made available to Parent all documents in its possession concerning communication to or from FDA or prepared by FDA which bear in any material respect on compliance with FDA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

2.18 Insurance. Greenwich does not maintain any insurance policies.

2.19 Disclosure. No representation or warranty of the parties to this Agreement and no statement in the Greenwich Schedule, taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND VQ MERGER SUB

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Greenwich by Parent on or prior to entering into this Agreement and incorporated herein by this reference (the “Parent Schedule”), each of Parent and VQ Merger Sub, jointly and severally, hereby represents and warrants to Greenwich that:

3.1 Organization of Parent and Subsidiaries.

(a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its subsidiaries as a whole or on the ability of Parent or VQ Merger Sub to consummate the transactions contemplated by this Agreement; it being understood, however, that Parent's continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Parent Material Adverse Effect.

(b) Section 3.1 of the Parent Schedule lists each subsidiary of Parent and its respective jurisdiction of organization. Except for the capital stock of its subsidiaries, Parent does not own, directly or indirectly, any capital stock or ownership interest in any person. VQ Merger Sub has no subsidiaries.

(c) Parent has delivered or made available to Greenwich a true and correct copy of the articles or certificate of incorporation and bylaws of each of Parent and VQ Merger Sub, each as amended to date (the “Parent Charter Documents” and the “Merger Sub Charter Documents”, respectively), and the comparable charter and organizational documents of each other subsidiary of Parent, and each such instrument is in full force and effect. Neither Parent nor VQ Merger Sub is in violation of any of the provisions of their respective Charter Documents.

3.2 Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, par value $0.01 per share, of which there are 17,827,924 shares issued and outstanding as of the date hereof. The authorized capital stock of VQ Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, of which there are 100 shares issued and outstanding as of the date hereof. The authorized capital stock of each other subsidiary of Parent is as set forth in Section 3.2 of the Parent Schedule. All outstanding shares of the capital stock of Parent and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Parent Charter Documents, the Merger Sub Charter Documents or the charter documents of such subsidiary or any agreement or document to which Parent or such subsidiary is a party or by which it is bound. All of the outstanding capital stock of each subsidiary of Parent is directly or indirectly owned by Parent, free and clear of any Encumbrance. Except as set forth in Section 3.2 of the Parent Schedule, neither Parent nor any of its subsidiaries has any options or warrants to purchase capital stock or other equity interests outstanding.

3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 of the Parent Schedule, there are no equity securities, partnership interests or similar ownership interests of any class of capital stock, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding with respect to Parent or any of its subsidiaries. Except as set forth in Section 3.2 of the Parent Schedule, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. None of the options set forth in Section 3.2 of the Parent Schedule qualify as “incentive stock options” as defined under Section 422 of the Internal Revenue Code of 1986, as amended. There are no registration rights and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security, partnership interest or similar ownership interest with respect to Parent or any of its subsidiaries.

3.4 Authority.

(a) Each of Parent and VQ Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and VQ Merger Sub, subject only to the approval of the Reincorporation Proposal by Parent shareholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. No “control share acquisition,” state takeover statute or similar statute or regulation applies or purports to apply to Parent or VQ Merger Sub with respect to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by each of Parent and VQ Merger Sub and, assuming the due authorization, execution and delivery by Greenwich, constitutes the valid and binding obligation of each of Parent and VQ Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and VQ Merger Sub, do not, and the performance of this Agreement by each of Parent and VQ Merger Sub, will not (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or VQ Merger Sub, respectively, or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent's or VQ Merger Sub's rights or alter the rights or obligations of any third party under, or to Parent's knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or VQ Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or VQ Merger Sub is a party or by which Parent or VQ Merger Sub, or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent Parent or VQ Merger Sub from performing its obligations under this Agreement in any material respect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to either Parent or VQ Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5 Parent SEC Filings; Parent Financial Statements.

(a) Since February 18, 2003, Parent has timely filed all forms, reports and documents required to be filed with the SEC by applicable law. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports” and Parent has provided or made available to Greenwich copies thereof and of all correspondence to or from the SEC with respect to the Parent. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Parent as of December 31, 2004 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, the Parent does not have any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except Liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has heretofore furnished to Greenwich a complete and correct copy of any amendments or modifications to the Parent SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or VQ Merger Sub, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Parent in accounting principles, practices or methods. Since the date of the Parent Balance Sheet, there has not been any increase in the compensation payable or that could become payable by Parent or any of its subsidiaries to officers or key employees or any amendment of the Parent Option Plan (as defined below) other than increases or amendments in the ordinary course of business or (y) as required by any relevant employment agreement, option agreement or (z) which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

3.7 Tax Matters.

(a) Parent has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). Between the date of the Parent Balance Sheet and the Closing Date, neither Parent nor VQ Merger Sub has incurred (or will incur) a Tax Liability other than a Tax Liability in the ordinary course of business and in accordance with past custom and practice. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Parent Financial Statements and the Parent Balance Sheet and, to Parent's knowledge, there are no material unresolved questions or claims concerning Parent's Tax Liability. Parent's Tax Returns have not been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Parent or VQ Merger Sub that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Parent or VQ Merger Sub.

(b) Neither Parent nor VQ Merger Sub has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(c) Neither Parent nor VQ Merger Sub is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) Parent shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) Neither Parent nor VQ Merger Sub or affiliates has made, with respect to Parent, any consent under Section 341 of the Code; no property of Parent is “tax exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of Parent is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(f) Parent has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) The NOLs of Parent or VQ Merger Sub are not, as of the date hereof, subject to Sections 382 or 269 of the Code, Regulations Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Parent or VQ Merger Sub.

(h) Parent is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(i) As of the date hereof, to the knowledge of Parent, neither Parent nor VQ Merger Sub has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(j) Any deficiency resulting from any audit or examination relating to Taxes of Parent by any Taxing Authority has been timely paid.

(k) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Parent.

(l) The total adjusted tax basis of the assets of each of Parent and VQ Merger Sub equals or exceeds the sum of any Liabilities of Parent.

(m) As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Parent to continue, either in the form of Greenwich as a wholly owned subsidiary of Parent or through a member of Parent’s “qualified group” (as defined in Regulations Section 1.368-1(d)(4)), at least one significant historic business line of Greenwich, or to use at least a significant portion of Greenwich's historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d). As of the date of the Merger, (i) Parent will own all of the outstanding stock or other equity interests in VQ Merger Sub, and (ii) Parent will be in “control” of VQ Merger Sub within the meaning of Code Section 368(c). Parent has no plan or present intention to sell, transfer or otherwise dispose of any of the stock of Greenwich following the Merger, and Parent has no present plan or intention to cause Greenwich to issue additional stock following the Merger, that in either case would result in Parent’s not having “control” of Greenwich within the meaning of Code Section 368(c).

3.8 Patents and Trademarks.

(a) Parent and each of its subsidiaries owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of its business as presently conducted. To Parent’s knowledge, except as set forth in Section 3.8 of the Parent Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations and Encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights, (iii) the use of all such intellectual property by Parent and each of its subsidiaries does not infringe or violate the intellectual property rights of any person or entity, and (iv) neither Parent nor any of its subsidiaries has granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. Parent and each of its subsidiaries has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

(b) Section 3.8 of the Parent Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Parent’s or its subsidiaries’ intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)) and (ii) all intellectual property that Parent and each of its subsidiaries uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

(c) Parent and each of its subsidiaries has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

3.9 Compliance; Permits; Restrictions.

(a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or such subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or any of its subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same; other than those which would not reasonably be expected to have a Parent Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted.

(b) Parent and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of its business except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and each of its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, or as to which Parent or any of its subsidiaries has received any written notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.11 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Parent.

3.12 Labor Agreements and Actions, Employee Benefit Plans.

(a) Neither Parent nor any of its subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Parent, has sought to represent any of the employees, representatives, or agents of Parent or any of its subsidiaries. There is no strike or other labor dispute involving Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened, nor is Parent aware of any labor organization activity involving its employees.

(b) Neither Parent nor any of its subsidiaries sponsors, maintains, contributes to, or is required to contribute to, and has any Liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding for any current or former employees or any current or former director or consultant of Parent or any of its subsidiaries, or of any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001(a)(14) of ERISA, and the rules and regulations promulgated thereunder (collectively, “Parent Benefit Plans”), except those that may be terminated without penalty on thirty (30) days notice.

(c) No claim against any current or former Parent Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving any current or former Parent Benefit Plan, is pending, or to the knowledge of Parent, threatened.

(d) Neither Parent nor any of its subsidiaries has engaged in a transaction with respect to any current or former Parent Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Parent or such subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(e) No current or former Parent Benefit Plan or any of its subsidiaries, or any ERISA Affiliate, is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan constitutes a multiemployer plan within the meaning of Section 3(37) of ERISA.

(f) All contributions required to be made under the terms of any current or former Parent Benefit Plan have been timely made or have been reflected on the audited financial statements of Parent.

(g) Neither Parent nor any of its subsidiaries has any obligations for retiree health and life benefits under any current or former Parent Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on Parent, except as required under Section 601 of ERISA.

(h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Parent or any of its subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Parent Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Parent Benefit Plans.

(i) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Parent or any of its subsidiaries, who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), under any employment arrangement or Parent Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(j) All current or former Parent Benefit Plans covering current or former non-U.S. employees complies in all material respects with applicable law. No unfunded Liabilities exist with respect to any Parent Benefit Plan that covers such non-U.S. employees.

3.13 Absence of Encumbrances. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except (i) as reflected in the Parent Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.14 Environmental Matters.

(a) Hazardous Materials Activities. To its knowledge, except as would not reasonably be likely to result in a material Liability to Parent (in any individual case or in the aggregate), (i) neither Parent nor any of its subsidiaries has transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to Hazardous Materials and (ii) neither Parent nor any of its subsidiaries has engaged in, Hazardous Materials Activities, in either case in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened against Parent or any of its subsidiaries concerning (i) any Parent Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could reasonably involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent or any of its subsidiaries any Liability related to Hazardous Materials or Hazardous Materials Activity.

(c) Compliance with Environmental Laws. Each of Parent, each of its subsidiaries, and their respective predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

3.15 Agreements.

(a) Section 3.15(a) of the Parent Schedule lists all written agreements between Parent and any of its officers, directors, employees or stockholders or any affiliate thereof, and copies of each such agreement have been provided or made available to Greenwich or Greenwich's counsel.

(b) Section 3.15(b) of the Parent Schedule lists all written agreements, to which Parent or any of its subsidiaries is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, Parent or such subsidiary in excess of $100,000, (ii) are material to the conduct and operations of Parent’s business or properties (including, without limitation, the license of any intellectual property to or from Parent or any of its subsidiaries), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of Parent’s or any of its subsidiary’s products or services, (iv) relate to the employment or compensation of any employee or consultant, (v) are of duration of six months or more and not cancelable without penalty by Parent or any of its subsidiaries on 30 days or less notice or (vi) relate to the sale, lease, pledge or other disposition of any material assets of or to Parent or any of its subsidiaries.

(c) Neither Parent nor any of its subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in Sections 3.15(a) or 3.15(b) of the Parent Schedule (any such agreement, contract or commitment, a “Parent Contract”) in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Parent Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Parent and any of its subsidiaries, and to Parent’s knowledge, with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Parent Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Neither Parent nor any of its subsidiaries have been notified that any party to any of the Parent Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of Parent Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is Parent or any of its subsidiaries aware of any intention by any party to any Parent Contract to effect any of the foregoing.

3.16 Board Approval. The Board of Directors of Parent and VQ Merger Sub have each, as of the date of this Agreement at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger and the transactions completed thereby are fair to and in the best interests of Parent and/or VQ Merger Sub and each of their stockholders, (iii) declaring that this Agreement and the Merger are advisable; (iv) in the case of VQ Merger Sub, recommending that the stockholders of VQ Merger Sub adopt this Agreement; and (v) in the case of Parent, approving the Merger Consideration.

3.17 Interim Operations of VQ Merger Sub. VQ Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

3.18 Regulatory Compliance. Neither Parent nor any of its subsidiaries, nor the business, assets or operations thereof as presently conducted, are subject to the regulatory requirements of the U. S. Food and Drug Administration (“FDA”).

3.19  Valid Issuances. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all Encumbrances and not subject to preemptive rights, and will be, subject to the accuracy of the representations of Greenwich’s stockholders contained in each Stockholder Questionnaire (as defined below), be exempt from the registration requirements of the Securities Act and applicable blue sky laws.

3.20  Insurance. Parent maintains insurance policies that: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Parent’s management, considering Parent’s properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding and enforceable. Neither Parent nor any of its subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

3.21 Disclosure. No representation or warranty of the parties to this Agreement and no statement in the Parent Schedule, taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Greenwich, Parent and their respective subsidiaries shall carry on their respective business in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization, (ii) keep available the services of each of their present officers and employees, respectively, and (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2 Covenants of Parent. Except as permitted or otherwise contemplated by the terms of this Agreement, without the prior written consent of Greenwich, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit any of its subsidiaries to do any of the following:

(a) Except as required by law or pursuant to the terms of Parent’s 2003 Stock Option Plan (the “Parent Option Plan”) in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Greenwich, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or VQ Merger Sub, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by Parent with employees hired after the date hereof), and (ii) for the purpose of funding or providing benefits under any stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than the issuance, delivery and/or sale of shares of Parent Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement;

(f) Cause, permit or submit to a vote of stockholders any amendments to the Parent Charter Documents, the Merger Sub Charter Documents, or similar governing instruments of any subsidiary, other than in connection with the Reincorporation Proposal;

(g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments;

(h) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition of property or assets which are not material, individually or in the aggregate, to the business of Parent or any subsidiary;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or any subsidiary, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(j) Adopt or amend any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law;

(k) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material Liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities recognized or disclosed in the Parent Balance Sheet or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Parent or any subsidiary is a party or of which Parent or any subsidiary is a beneficiary;

(l) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Parent Contracts or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Greenwich;

(m) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(n) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax Liability or Tax attributes of Parent or any subsidiary, settle or compromise any material Tax Liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(o) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(p) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (o) above.

4.3 Covenants of Greenwich. Except as permitted or otherwise contemplated by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Greenwich shall not do any of the following and shall not permit any of its subsidiaries to do any of the following:

(a) Except as required by law or pursuant to the terms of the Greenwich Option Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Greenwich, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by Greenwich with employees hired after the date hereof), and (ii) for the purpose of funding or providing benefits under any stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than the issuance, delivery and/or sale of shares of Greenwich Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement;

(f) Cause, permit or submit to a vote of stockholders any amendments to the Greenwich Charter Documents;

(g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments;

(h) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition of property or assets which are not material, individually or in the aggregate, to the business of Greenwich;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Greenwich or any subsidiary, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice, which the parties specifically agree will include Greenwich incurring additional indebtedness to PBI (defined in Section 5.7 below) under the PBI Note (as defined in Section 5.7 below) prior to Closing for its expenses and operating requirements;

(j) Adopt or amend any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law; provided, however, that Greenwich may terminate the Greenwich Option Plan;

(k) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material Liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities recognized or disclosed in the Greenwich Balance Sheet or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Parent or any subsidiary is a party or of which Parent or any subsidiary is a beneficiary;

(l) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Greenwich Contracts or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent;

(m) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(n) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax Liability or Tax attributes of Greenwich, settle or compromise any material Tax Liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(o) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(p) Agree in writing or otherwise to take any of the actions described in Section 4.3(a) through 4.3(o) above.

4.4 No Solicitation by Greenwich.

(a)  Greenwich shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Greenwich to, (i) directly or indirectly solicit, initiate or encourage the submission of any Greenwich Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Greenwich Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Greenwich Takeover Proposal; provided, however, that, prior to receipt of the Greenwich Stockholder Approval, Greenwich may, to the extent required by the fiduciary obligations of the Board of Directors of Greenwich, as determined in good faith by it based on the advice of outside counsel, in response to a Greenwich Takeover Proposal that was not solicited by Greenwich and that did not otherwise result from a breach or a deemed breach of this Section 4.4(a), and subject to compliance with Section 4.3(c), (x) furnish information with respect to Greenwich to any person pursuant to a customary confidentiality agreement (as determined by Greenwich’s independent counsel) and (y) participate in discussions or negotiations (including solicitation of a revised Greenwich Takeover Proposal) with such person regarding any Greenwich Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of Greenwich or any affiliate, director or investment banker, attorney or other advisor or representative of Greenwich, whether or not such person is purporting to act on behalf of Greenwich or otherwise, shall be deemed to be a breach of this Section 4.4(a) by Greenwich. For purposes of this Agreement, “Greenwich Takeover Proposal” means any proposal or offer for a merger, consolidation, dissolution, recapitalization, or other business combination involving Greenwich, any proposal for the issuance by Greenwich of a material amount of its equity securities as consideration for the assets or securities of another person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of, Greenwich, other than the Merger and other transactions contemplated hereby.

(b)  Neither the Board of Directors of Greenwich nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or VQ Merger Sub, the approval or recommendation by the Board of Directors of Greenwich or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Greenwich Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Greenwich Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Greenwich Stockholder Approval, the Board of Directors of Greenwich receives a Superior Greenwich Proposal (as defined below) and the Board of Directors of Greenwich determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board of Directors of Greenwich may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Greenwich Proposal. For purposes of this Agreement, a “Superior Greenwich Proposal” means any proposal made by a third party to acquire a material portion of the equity securities or assets of Greenwich, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of Greenwich determines in its good faith judgment to be more favorable to the holders of Greenwich Common Stock than the Merger and the transactions contemplated hereby (based on the written opinion, with only customary qualifications, of Greenwich’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement.

(c)  Greenwich promptly shall advise Parent orally and in writing of any Greenwich Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Greenwich Takeover Proposal, and the identity of the person making any such Greenwich Takeover Proposal or inquiry including any change to the material terms of any such Greenwich Takeover Proposal or inquiry. Greenwich shall keep Parent fully informed of the status including any change to the material terms of any such Greenwich Takeover Proposal or inquiry. Greenwich shall not be required to comply with this Section 4.4(c) in any instance to the extent that the Board of Directors of Greenwich determines in good faith, based on the advice of outside counsel, that such compliance would in such instance be inconsistent with its fiduciary duties; provided, however, that Greenwich shall promptly notify Parent of the fact of such determination.

4.5 No Solicitation by Parent or Subsidiaries.

(a)  Parent shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Parent or any of its subsidiaries to, (i) directly or indirectly solicit, initiate or encourage the submission of any Parent Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Parent Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Takeover Proposal; provided, however, that, Parent may, to the extent required by the fiduciary obligations of the Board of Directors of Parent, as determined in good faith by it based on the advice of outside counsel, in response to a Parent Takeover Proposal that was not solicited by Parent and that did not otherwise result from a breach or a deemed breach of this Section 4.5(a), and subject to compliance with Section 4.5(c), (x) furnish information with respect to Parent to any person pursuant to a customary confidentiality agreement (as determined by Parent’s independent counsel) and (y) participate in discussions or negotiations (including solicitation of a revised Parent Takeover Proposal) with such person regarding any Parent Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any affiliate, director or executive officer of Parent or any subsidiary of Parent or any investment banker, attorney or other advisor or representative of Parent or any subsidiary of Parent, whether or not such person is purporting to act on behalf of Parent or any subsidiary of Parent or otherwise, shall be deemed to be a breach of this Section 4.5(a) by Parent. For purposes of this Agreement, “Parent Takeover Proposal” means any proposal for a merger, consolidation, dissolution, dissolution, recapitalization, or other business combination involving Parent or any subsidiary of Parent, any proposal or offer for the issuance by Parent or any subsidiary of Parent of a material amount of its equity securities (other than pursuant to the Offering) as consideration for the assets or securities of another person or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of Parent or any subsidiary of Parent, other than the Merger and the transactions contemplated hereby.

(b)  Neither the Board of Directors of Parent or VQ Merger Sub nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Greenwich, the approval or recommendation by the Board of Directors of Parent, VQ Merger Sub or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Parent Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Parent Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of Parent receives a Superior Parent Proposal (as defined below) and the Parent Board determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board of Directors of Parent may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Parent Proposal. For purposes of this Agreement, a “Superior Parent Proposal” means any proposal made by a third party to acquire a material portion of the equity securities or assets of Parent, pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of Parent determines in its good faith judgment to be more favorable to the holders of Parent Common Stock than the Merger and other transactions contemplated hereby (based on the written opinion, with only customary qualifications, of the Parent’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement.

(c)  Parent promptly shall advise Greenwich orally and in writing of any Parent Takeover Proposal or any inquiry with respect to or that could lead to any Parent Takeover Proposal, and the identity of the person making any such Parent Takeover Proposal or inquiry and the material terms of any such Parent Takeover Proposal or inquiry. Parent shall keep Greenwich fully informed of the status including any change to the material terms of any such Parent Takeover Proposal or inquiry. Parent shall not be required to comply with this Section 4.5(c) in any instance to the extent that the Parent Board determines in good faith, based on the advice outside counsel, that such compliance would in such instance be inconsistent with its fiduciary duties; provided, however, that the Parent shall promptly notify Parent of the fact of such determination.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Public Disclosure. Parent and Greenwich will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.

5.2 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 4.4(b) or 4.5(b), the Board of Directors of Greenwich or the Parent approves or recommends a Superior Greenwich Proposal or Superior Parent Proposal, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in ARTICLE VI to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Parent shall give prompt notice to Greenwich upon becoming aware that any representation or warranty made by it or VQ Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or VQ Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Greenwich shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Greenwich to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Third Party Consents. On or before the Closing Date, Parent and Greenwich will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.4 Conveyance Taxes. Parent, Greenwich and VQ Merger Sub shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in this Section shall be paid equally by Parent and Greenwich.

5.5 Survival after Closing. All of the covenants and obligations of the parties to this Agreement, which by their terms are to be performed or will become effective after the Closing, including without limitation, those contained in Sections 1.6, 1.12, 5.4, 5.6, 5.7 and 5.8 shall survive the Closing. The respective representations and warranties of the parties contained in Articles II and III shall not survive the Closing.

5.6 Tax Covenants of Parent. After the Effective Time of the Merger, Parent, either directly or through Greenwich as long as Greenwich is within Parent’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), will continue at least one significant historic business line of Greenwich, or use at least a significant portion of Greenwich's historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d), except that Greenwich's historic business assets may be transferred (a) to a corporation that is another member of Parent’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Parent’s Qualified Group have active and substantial management functions as a partner with respect to Parent’s historic business or (ii) members of Parent’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in Greenwich's historic business, in each case within the meaning of Regulations Section 1.368-1(d)(4)(iii).

5.7 Assumption of Certain Indebtedness. Parent hereby agrees to assume the obligations of Greenwich under that certain Future Advance Promissory Note, dated as of October 28, 2004 (the “PBI Note”), issued by Greenwich to Paramount BioCapital Investments, LLC (“PBI”), and agrees that, subject to the existing maturity date of the PBI Note, the indebtedness evidenced by such Note shall be repaid in three equal installments as follows: (i) one-third of the principal amount and all interest accrued to such date upon such time as Parent raises at least $5,000,000 in aggregate gross proceeds from the sale of its equity or debt securities in one or more transactions subsequent to the date of this Agreement; (ii) one-third of the principal amount and all interest accrued to such date upon such time as Parent raises at least $10,000,000 in aggregate gross proceeds from the sale of its equity or debt securities (including the amount raised pursuant to clause (i)) in one or more transactions subsequent to the date of this Agreement; and (iii) the remaining one-third of the principal amount shall be converted into shares of Parent Common Stock at the final closing of the Offering upon the terms of the Offering (as defined below).

5.8 Indemnification.

(a) Subsequent to the Effective Time, the Greenwich Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Greenwich (collectively, the “Greenwich Indemnified Parties”) against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law and to the extent Greenwich has such obligation as of the date hereof, whether under the Greenwich Charter Documents, individual indemnity agreements or otherwise (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Greenwich Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Greenwich Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable law) and such obligations shall survive the Merger and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any such claims against such persons.

(b) In the event the Greenwich Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, provision shall be made by the Greenwich Surviving Corporation so that the successors and assigns of the Greenwich Surviving Corporation shall assume the obligations set forth in Section 5.8(a).

(c) The rights of each covered person under this Section 5.8 shall be in addition to any rights such person may have under the Greenwich Charter Documents or the comparable organizational documents of any of Greenwich’s subsidiaries, or under applicable law or under any agreement with Greenwich or any of its subsidiaries. The provisions of and the rights granted under the Greenwich Charter Documents and this Section 5.8 shall survive consummation of the Merger, are expressly assumed by Parent, and are intended to benefit, and shall be enforceable by, each such person and his heirs and representatives.

5.9 Parent Reincorporation.

(a) For purposes of obtaining the approval of Parent’s shareholders to reincorporate Parent under the laws of the State of Delaware (the “Reincorporation”), Parent shall call a meeting of its shareholders as soon as practicable following the date hereof (the “Parent Shareholder Meeting”). Parent shall use its reasonable best efforts to obtain approval of the proposed Reincorporation (the “Reincorporation Proposal”). In connection with the solicitation of proxies for the Parent Shareholder Meeting, the parties hereto shall cooperate in the preparation of an appropriate proxy statement (such proxy statement, together with any and all amendments or supplements thereto, the “Proxy Statement”).

(b) Greenwich shall furnish such information concerning Greenwich as is necessary in order to cause the Proxy Statement, insofar as it relates to Greenwich, to be prepared in accordance with Section 5.9(a). Greenwich shall also furnish to Parent, for purposes of its preparation of the Proxy Statement, any required information regarding any holders of Greenwich Common Stock or their affiliates. Such information provided by Greenwich shall be true and correct in all material respects and shall not omit any material fact necessary to make that information not misleading. Greenwich agrees promptly to advise Parent if at any time prior to the Parent Shareholder Meeting any information provided by Greenwich in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Parent the information needed to correct such inaccuracy or omission.

(c) Subject to the prior approval of this Agreement by the holders of Greenwich Common Stock, Parent shall use all reasonable efforts to promptly prepare and submit the Proxy Statement to the SEC at the earliest practicable date. Greenwich authorizes Parent to utilize in the Proxy Statement the information under Section 5.9(b) provided to Parent for the purpose of inclusion in the Proxy Statement. Parent shall advise Greenwich promptly when the preliminary and definitive Proxy Statement has been filed and shall furnish Greenwich with copies of all such documents.

(d) At the time the Proxy Statement is mailed to the shareholders of Parent in order to obtain the vote of Parent’s shareholders necessary to approve the Reincorporation Proposal (the “Requisite Parent Shareholder Vote”) and at all times subsequent to such mailing until the Requisite Parent Shareholder Vote has been obtained, the Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Parent and its shareholders, this Agreement and all other transactions contemplated hereby, will (i) comply in all material respects with applicable provisions of the Exchange Act, including the rules and regulations promulgated thereunder, and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any information, including financial statements, of or provided or confirmed by Greenwich in writing specifically for such Proxy Statement.

(e) Parent shall bear all printing, filing and mailing costs in connection with the preparation, filing and mailing of the Proxy Statement to its shareholders. Greenwich and Parent shall each bear their own legal and accounting expenses in connection with review and preparation of the Proxy Statement.

5.10 Greenwich Stockholders’ Meeting; Materials to Stockholders.

(a) Greenwich shall, in accordance with Section 251 of the DGCL and the Greenwich Charter Documents, duly call, give notice of, convene and hold a special meeting of Greenwich Stockholders (the “Greenwich Stockholder Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger. Alternatively, Greenwich shall use its best efforts to obtain, in lieu of holding the Greenwich Stockholder Meeting, the written consent of the number of Greenwich stockholders necessary under the Greenwich Charter Documents and the DGCL to approve this Agreement and the Merger. Greenwich shall as promptly as practicable following the date of this Agreement prepare and mail or otherwise deliver to Greenwich stockholders all information as may required to comply with the DGCL.

(b) Upon execution of this Agreement, holders of a majority of the outstanding Greenwich Common Stock shall enter into a voting agreement in substantially the form attached hereto as Annex III (the “Voting Agreement”), pursuant to which such stockholders shall agree to vote all shares of Greenwich Common Stock held by them in favor of approval of the Merger and this Agreement.

5.11 Greenwich Stockholder Questionnaires. Each of Parent and Greenwich shall take all necessary action on its part such that the issuance of the Merger Consideration to the Greenwich stockholders constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, (1) Parent and Greenwich shall provide each Greenwich stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both Parent and Greenwich (a “Stockholder Questionnaire”) and (2) Greenwich shall use its best efforts to cause each Greenwich stockholder to attest that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that such stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Parent and Greenwich to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Greenwich:

(a) Approval of Reincorporation Proposal. Parent’s stockholders shall have approved the Reincorporation Proposal at the Parent Shareholder Meeting in accordance with the applicable provisions of the MBCA, and such reincorporation shall have been effected in accordance with the applicable provisions of the MBCA and the DGCL.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Officers’ Certificate. Each party shall have furnished to the other a certificate of the Chief Executive Officer and the Chief Financial Officer, dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2 or 6.3 (as applicable) have been fulfilled and are true and correct.

(d) Minimum Offering. Parent shall have received irrevocable subscriptions or other irrevocable written commitments from one or more investors obligating such investors to purchase, on terms and conditions satisfactory to Parent in its sole discretion, securities of Parent for aggregate gross proceeds to it of at least $5,000,000 (the “Offering”), whether in a private placement under Regulation D of the Securities Act or otherwise, and the funds relating to such subscriptions or commitments shall have been deposited into an escrow account.

(e) Confidential Investor Questionnaire. Holders of at least ninety-eight percent (98%) of the outstanding shares of Greenwich Common Stock shall have duly executed and delivered the Confidential Investor Questionnaire to Greenwich.

(f) Registration Rights Agreement. The Registration Rights Agreement, substantially in the form attached hereto as Annex IV, shall have been duly executed and delivered by the parties thereto.

(g) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the parties thereto.

(h) Greenwich Appraisal Rights. Holders of not more than two percent (2%) of the outstanding shares of Greenwich Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

6.2 Additional Conditions to Obligations of Greenwich. The obligation of Greenwich to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Greenwich:

(a) Representations and Warranties. The representations and warranties of Parent and VQ Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Greenwich shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and VQ Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Greenwich shall have received a certificate to such effect signed on behalf of each of Parent and VQ Merger Sub by an authorized officer of Greenwich.

(c) OTC Bulletin Board. At the Effective Time, the Parent Common Stock shall be eligible for quotation and in good standing on the OTC Bulletin Board.

(d) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Greenwich shall conclude that it has or could have a Material Adverse Effect on the Parent and Greenwich Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(e) Corporate Documents.  Greenwich shall have received a copy of the certificate of incorporation of each of the Parent and VQ Merger Sub, certified by the Secretary of the State of Delaware evidencing the good standing of Parent and VQ Merger Sub in such jurisdiction.

(f) Federal Tax Opinion. Greenwich shall have received a tax opinion from its counsel, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

(i) Either (A) the Merger will qualify as a reorganization under Section 368(a) of the Code, and Greenwich, VQ Merger Sub and Parent will each be a party to the reorganization within the meaning of Section 368(b) of the Code, or (B) the Merger will qualify as an exchange described in Section 351 of the Code; and

(ii) No gain or loss will be recognized by the stockholders of Greenwich upon their receipt of the Merger Consideration pursuant to either (A) Section 354(a) of the Code, or (B) Section 351(a) of the Code.

(g) Legal Opinion. Parent and VQ Merger Sub shall have received an opinion of Maslon Edelman Borman & Brand, LLP, counsel to Parent and VQ Merger Sub, dated as of the Effective Time to the effect that (1) each of Parent and VQ Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (2) the execution, delivery and performance by Parent and VQ Merger Sub of the Agreement and the consummation by Parent and VQ Merger Sub of the transactions contemplated thereby are within Parent and VQ Merger Sub’s corporate powers and have been duly authorized by all necessary corporate and stockholder action; (3) the execution, delivery and performance by Parent and VQ Merger Sub of the Agreement and the consummation of the Merger by Parent and VQ Merger Sub require no action by or in respect of, or filing with, any Governmental Entity other than actions which have been taken, filings which have been made and the filing of the Certificate of Merger in accordance with Delaware Law and the filings necessary under Regulation D of the Securities Ace and applicable blue sky laws; (4) the execution, delivery and performance by Parent and VQ Merger Sub of the Agreement and the consummation by Parent and VQ Merger Sub of the transactions contemplated thereby do not and will not (x) contravene or conflict with Parent or VQ Merger Sub’s Charter Documents, (y) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction order or decree binding upon Parent or VQ Merger Sub and known to such counsel, or (z) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or VQ Merger Sub or to a loss of any benefit to which Parent or VQ Merger Sub is entitled under any provision of any agreement, contract or other instrument binding upon Parent or VQ Merger Sub filed as an exhibit to the Parent SEC Reports or any license, franchise, permit or other similar authorization held by Parent or VQ Merger Sub and known to such counsel; (5) this Agreement constitutes a valid and binding agreement of Parent and VQ Merger Sub (subject to customary exclusions and limitations); (6) assuming the receipt and accuracy of the attestations referred to in Section 5.11 for each Greenwich Stockholder, the issuance of the Merger Consideration, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all Encumbrances and not subject to preemptive rights, and will be exempt from registration under the Securities Act and applicable blue sky laws.

6.3 Additional Conditions to the Obligations of Parent and VQ Merger Sub. The obligations of Parent and VQ Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Greenwich set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of Greenwich by the Chief Executive Officer of Greenwich to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Greenwich Material Adverse Effect.

(b) Agreements and Covenants. Greenwich shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Greenwich by an authorized officer of Greenwich.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Greenwich Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Greenwich Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Parent shall conclude that it has or could have a Greenwich Material Adverse Effect; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(d) Corporate Documents. Parent shall have received a copy of the certificate of Incorporation of Greenwich, certified by the Secretary of State of Delaware evidencing the goal standing of Greenwich is such jurisdiction.

(e) Legal Opinion. Parent and VQ Merger Sub shall have received an opinion of Wyrick Robbins Yates & Ponton LLP, counsel to Greenwich dated as of the Effective Time to the effect that (1) Greenwich is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (2) the execution, delivery and performance by Greenwich of the Agreement and the consummation by Greenwich of the transactions contemplated thereby are within Greenwich’s corporate powers and have been duly authorized by all necessary corporate and stockholder action; (3) the execution, delivery and performance by Greenwich of the Agreement and the consummation of the Merger by Greenwich require no action by or in respect of, or filing with, any Governmental Entity other than actions which have been taken, filings which have been made and the filing of the Certificate of Merger in accordance with Delaware Law and the filings necessary under Regulation D of the Securities Act and applicable blue sky laws; (4) the execution, delivery and performance by Greenwich of the Agreement and the consummation by Greenwich of the transactions contemplated thereby do not and will not (x) contravene or conflict with the certificate of incorporation or bylaws of Greenwich, (y) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction order or decree binding upon Greenwich and known to such counsel, or (z) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Greenwich or to a loss of any benefit to which Greenwich is entitled under any provision of any agreement, contract or other instrument binding upon Greenwich, and designated in the Greenwich Schedule or any license, franchise, permit or other similar authorization held by Greenwich and known to such counsel; (5) this Agreement constitutes a valid and binding agreement of Greenwich (subject to customary exclusions and limitations); and (6) assuming the receipt and accuracy of the attestations referred to in Section 5.11 for each Greenwich Stockholder, the issuance of the Merger Consideration will be exempt from registration under the Securities Act and applicable blue sky laws.

(f) Fairness Opinion. Parent shall have received the opinion of CRI International, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid in the Merger by Parent is fair to Parent from a financial point of view, a signed copy of which opinion has been delivered to Parent.

(g) Amendment of PBI Note. PBI shall have agreed in writing to amend the PBI Note in the manner described in Section 5.7.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Greenwich Stockholder Approval:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Greenwich; or

(b) by either Parent or Greenwich if the Merger shall not have been consummated by August 31, 2005 (such date, or such other date that may be agreed by mutual written consent, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or Greenwich if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger;

(d) by Parent, on the one hand, or Greenwich, on the other, if any condition to the obligation of any such party to consummate the Merger set forth in Section 6.2 (in the case of Greenwich) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(e) by Parent if, upon a vote at a duly held meeting to obtain approval of the Parent shareholders of the Reincorporation Proposal, such approval is not obtained;

(f) by Greenwich, if Parent or VQ Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.2, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that Greenwich is not then in material breach of any representation, warranty or covenant in this Agreement);

(g)  by Greenwich:

(i)   if the Board of Directors of Parent or VQ Merger Sub or any committee thereof withdraws or modifies in a manner adverse to Greenwich its approval or recommendation of this Agreement, or the Board of Directors of Parent or VQ Merger Sub or any committee thereof resolves to take any of the foregoing actions;

(ii)  if (A) Parent or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 4.5 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.5(a) or the second sentence of Section 4.5(b) or (B) Parent shall have given Greenwich the notification contemplated by Section 7.5(c)(iii); or

(h) by Greenwich prior to receipt of the Greenwich Stockholder Approval in accordance with Section 7.5(b); provided, however, that Greenwich shall have complied with all provisions thereof, including the notice provisions therein;

(i)  by Parent, if Greenwich breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.3, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Greenwich of such breach (provided that neither Parent nor VQ Merger Sub is then in material breach of any representation, warranty or covenant contained in this Agreement);

(j)  by Parent:

(i)   if the Board of Directors of Greenwich or any committee thereof withdraws or modifies in a manner adverse to Parent its approval or recommendation of this Agreement or fails to recommend to Greenwich’s stockholders that they give the Greenwich Stockholder Approval, or the Board of Directors of Greenwich or any committee thereof resolves to take any of the foregoing actions;

(ii) if the Board of Directors of Greenwich fails to reaffirm in writing its recommendation to Greenwich’s stockholders that they give the Greenwich Stockholder Approval within five (5) days of Parent’s written request to do so (which request may be made at any time that a Greenwich Takeover Proposal is pending), which reaffirmation must also include the unconditional rejection of such Greenwich Takeover Proposal;

(iii)  if (A) Greenwich or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 4.4 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.4(a) or the second sentence of Section 4.4(b) or (B) Greenwich shall have given Parent the notification contemplated by Section 7.5(b)(iii);

(k)  by Parent in accordance with Section 7.5(c); provided, however, that Parent shall have complied with all provisions thereof, including the notice provisions therein.

7.2 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated; provided, however, that in the event that this Agreement is terminated by Greenwich pursuant to Sections 7.1(e) or 7.1(h) or by Parent pursuant to Section 7.1(k), then such terminating party shall promptly reimburse the non-terminating party for all Expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby, up to a limit of $25,000. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of Greenwich, there shall not be any amendment that by law requires further approval by the stockholders of Greenwich without the further approval of such stockholders. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Greenwich and VQ Merger Sub.

7.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, duly authorized by such party’s Board of Directors. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. No waiver of any provision of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.5 Procedure for Termination.

(a)  A termination of this Agreement pursuant to Section 7.1 shall, in order to be effective, require in the case of Parent, VQ Merger Sub or Greenwich, action by its Board of Directors or the duly authorized designee of its Board of Directors.

(b)  Greenwich may terminate this Agreement pursuant to Section 7.1(h) only if (i) the Board of Directors of Greenwich has received a Superior Greenwich Proposal, (ii) in light of such Superior Greenwich Proposal the Board of Directors of Greenwich shall have determined (A) in good faith, based upon the advice of outside counsel, that it is necessary for the Board of Directors of Greenwich to withdraw or modify its approval or recommendation of the Merger or this Agreement in order to comply with its fiduciary duty under applicable law or (B) in good faith that there is a substantial possibility that the Greenwich Stockholder Approval will not be obtained by reason of the existence of such Superior Greenwich Proposal, (iii) Greenwich has notified Parent in writing of the determination described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Greenwich Proposal remains a Superior Greenwich Proposal and the Board of Directors of Greenwich has again made the determinations referred to in clause (ii) above, (v) Greenwich is in compliance with Section 4.4, (vi) the Board of Directors of Greenwich concurrently approves, and Greenwich concurrently enters into, a definitive agreement providing for the implementation of such Superior Greenwich Proposal and (vii) Parent is not at such time entitled to terminate this Agreement pursuant to Section 7.1(i).

(c)  Parent may terminate this Agreement pursuant to Section 7.1(k) only if (i) the Board of Directors of Parent has received a Superior Parent Proposal, (ii) in light of such Superior Parent Proposal the Board of Directors of Parent has determined in good faith, based upon the advice of outside counsel, that it is necessary for the Board of Directors of Parent to withdraw or modify its approval or recommendation of the Merger or this Agreement in order to comply with its fiduciary duty under applicable law and, (iii) Parent has notified Greenwich in writing of the determination described in clause (ii) above, (iv) at least five business days following receipt by Greenwich of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Greenwich since receipt of the notice referred to in clause (iii) above, such Superior Parent Proposal remains a Superior Parent Proposal and the Board of Directors of Parent has again made the determinations referred to in clause (ii) above, (v) Parent is in compliance with Section 4.5, (vi) the Board of Directors of Parent concurrently approves, and Parent concurrently enters into, a definitive agreement providing for the implementation of such Superior Parent Proposal and (vii) Greenwich is not at such time entitled to terminate this Agreement pursuant to Section 7.1(f).

ARTICLE VIII
GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or VQ Merger Sub:

VioQuest Pharmaceuticals, Inc.
7 Deer Park Drive, Suite E
Monmouth Junction, New Jersey 08852
Attn: Daniel Greenleaf
Fax: 732-274-0402

With a copy to (which shall not constitute notice):

Maslon Edelman Borman & Brand, LLP
90 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402
Attn: Christopher J. Melsha, Esq.
Fax: 612-642-8343

(b) if to Greenwich, to

Greenwich Therapeutics, Inc.
787 Seventh Avenue
48th Floor
New York, New York 10019
Attn: President
Fax: 212-554-4355

With a copy to (which shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: W. David Mannheim, Esq.
Fax: 919-781-4865

8.2 Interpretation.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,”“includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, an “agreement,”“arrangement,”“contract,”“commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

(e) Unless the context requires otherwise, all words use in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Schedule and the Greenwich Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 5.8, nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Assignment. Other than Parent’s assignment of this Agreement by operation of law as a result of the merger contemplated by the Reincorporation, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, the term “Parent” as used in this Agreement shall refer to the surviving corporation in the merger contemplated by the Reincorporation.

8.10 Waiver of Jury Trial. EACH OF PARENT, GREENWICH AND VQ MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, GREENWICH AND VQ MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page is blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

VioQuest Pharmaceuticals, Inc.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President and Chief Executive Officer

Greenwich Therapeutics, Inc.

By:	/s/ J. Jay Lobell
Name: J. Jay Lobell
Title: President

VQ Acquisition Corp.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President and Chief Executive Officer